------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0362
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........1.0
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|X|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Epstein                              Richard
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)


--------------------------------------------------------------------------------
                                    (Street)


--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


eConnect (ECNT)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


12/31/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |_|  Form filed by One Reporting Person
     |X|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON                      1/2/02                    S                 651,000   D     .0357                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/4/02                    S                 966,000   D     .0400                    D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/7/02                    S               2,010,000   D     .0451                    D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/8/02                    S                 240,000   D     .0417                    D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/9/02                    S                 400,000   D     .0407                    D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/10/02                   S                 680,000   D     .0400                    D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/14/02                   S                 655,000   D     .0369                    D
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 1 of 12


FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/15/02                   S               1,105,000    D     .0348                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/16/02                   S               1,160,000    D     .0295                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/17/02                   S                 895,000    D     .0289                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/18/02                   S                 925,000    D     .0316                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/22/02                   S                 670,000    D     .0308                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/23/02                   S                 585,000    D     .0299                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/24/02                   S                 940,000    D     .0305                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/25/02                   S                 955,000    D     .0318                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/28/02                   S                 351,200    D     .0310                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/29/02                   S                 990,000    D     .0298                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/30/02                   S                 530,000    D     .0294                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      1/31/02                   S                 545,000    D     .0287                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/1/02                    S                 775,000    D     .0289                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/4/02                    S                 250,000    D     .0297                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/5/02                    S                 555,000    D     .0257                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/6/02                    S                 950,000    D     .0268                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/7/02                    S                 515,000    D     .0263                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/8/02                    S                 525,000    D     .0262                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/12/02                   S                 300,000    D     .0280                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/12/02                   S                 150,000    D     .0263                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/14/02                   S                 225,000    D     .0246                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/15/02                   S                 295,000    D     .0225                    D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 2 of 12


FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/15/02                   S                 625,000   D     .0207                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/19/02                   S                 525,000   D     .0200                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/19/02                   P              20,000,000   A     .01                      D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/19/02                   P              30,000,000   A     .01                      D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/20/02                   S                 250,000   D     .0207                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/21/02                   S                 515,000   D     .0200                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/22/02                   S                 675,749   D     .0200                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/29/02                   S                 310,000   D     .0201                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/26/02                   S               1,000,000   D     .0196                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/27/02                   P              20,519,521   A     .009                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/27/02                   S               1,184,000   D     .0228                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      2/28/02                   S                250,000    D     .0230                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/1/02                    S                825,000    D     .0202                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/4/02                    S                625,000    D     .0208                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/5/02                    S                150,000    D     .0203                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/6/02                    S                100,000    D     .0215                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/7/02                    S              1,160,000    D     .0203                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/8/02                    S              1,350,000    D     .0206                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/11/02                   S              1,370,000    D     .0210                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/13/03                   S                625,000    D     .0192                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/14/03                   S              1,630,000    D     .0220                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/15/03                   S              2,005,000    D     .0241                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/18/03                   S                900,000    D     .0267                    D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 3 of 12


FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/19/03                   S                 815,000   D     .0258                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/20/03                   S                 550,000   D     .0240                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/21/02                   S               1,250,000   D     .0223                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/22/02                   S                 500,000   D     .0209                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/25/02                   S                 505,000   D     .0207                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/26/02                   S                 734,000   D     .0201                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/27/02                   S                 500,000   D     .0203                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      3/28/02                   S               2,620,000   D     .0217                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/1/02                    S                 565,000   D     .0211                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/2/02                    P              40,519,521   A     .009                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/2/02                    S               1,400,000   D     .0217                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/8/02                    S                 630,000   D     .0196                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/3/02                    S                 510,000   D     .0200                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/4/02                    S               1,300,000   D     .0192                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/5/02                    S                 700,000   D     .0198                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/8/02                    S                 630,000   D     .0196                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/10/02                   S                 390,000   D     .0200                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/11/02                   S               1,150,000   D     .0196                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/12/02                   S                 550,000   D     .0190                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/15/02                   S                 955,000   D     .0193                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/16/02                   S                 750,000   D     .0185                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/17/02                   S                 150,000   D     .0194                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/18/02                   S                 400,000   D     .0188                    D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 4 of 12


FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/23/02                   S                 225,000   D     .0160                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/24/02                   S                 530,000   D     .0173                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/25/02                   S                 250,000   D     .0171                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/26/02                   S               1,493,000   D     .0141                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/29/02                   S                 750,000   D     .0137                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      4/30/02                   S                 516,000   D     .0136                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/1/02                    S                 620,000   D     .0135                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/3/02                    S               1,000,000   D     .0131                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/3/02                    S               2,000,000   D     .0131                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/6/02                    S               1,060,000   D     .0145                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/7/02                    S                 650,000   D     .0134                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/8/02                    S               2,020,000   D     .0122                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/9/02                    S               1,100,000   D     .0120                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/10/02                   S                 482,000   D     .0103                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/14/02                   S                 550,000   D     .0108                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/15/02                   S                 650,000   D     .0107                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/15/02                   S                 650,000   D     .0107                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/16/02                   S               1,400,000   D     .0114                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/20/02                   S               2,000,000   D     .0097                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/20/02                   S                 200,000   D     .0100                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/21/02                   S               1,250,000   D     .0097                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/22/02                   S                  995,000  D     .0097                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/24/02                   S                  870,000  D     .0100                    D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 5 of 12

FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned


------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/28/02                   S                1,492,000  D     .0108                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/28/02                   S                1,298,000  D     .0108                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/29/02                   S                  565,000  D     .0114                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/30/02                   S                  750,000  D     .0115                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      5/31/02                   S                  910,000  D     .0097                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/3/02                    S                1,700,000  D     .0092                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/4/02                    S                1,100,000  D     .0082                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/4/02                    S                  725,000  D     .0089                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/5/02                    S                1,000,000  D     .0084                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/5/02                    S                  750,000  D     .0084                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/7/02                    S                1,110,000  D     .0079                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/7/02                    S                 650,000   D     .0083                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/7/02                    P              10,500,000   A     .0059                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/10/02                   S                 917,000   D     .0086                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/11/02                   S               1,750,000   D     .0086                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/12/02                   S                 750,000   D     .0084                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/13/02                   S               3,378,000   D     .0066                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/14/02                   S                 495,000   D     .0063                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/14/02                   S               1,105,000   D     .0063                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/17/02                   S               1,335,000   D     .0067                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/18/02                   S               1,800,000   D     .0065                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/19/02                   P              29,964,242   A     .00956                   D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/19/02                   S               1,770,000   D     .0068                    D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 6 of 12


FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/21/02                   S               1,650,000   D     .0066                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/25/02                   S                 410,000   D     .0066                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/20/02                   P              29,946,363   A     .00956                   D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/26/02                   S                 800,000   D     .0040                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/26/02                   S               2,200,000   D     .0027                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/27/02                   S               3,710,000   D     .0026                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      6/28/02                   S               2,110,000   D     .0037                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/1/02                    S                 867,000   D     .0040                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/2/02                    S               2,710,000   D     .0042                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/3/02                    S               1,000,000   D     .0037                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/5/02                    S               1,840,000   D     .0037                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/8/02                    S               1,405,000   D     .0041                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/9/02                    S               2,638,000   D     .0045                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/10/02                   S               7,515,000   D     .0075                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/11/02                   S               2,450,111   D     .0093                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/11/02                   S               2,749,889   D     .0093                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/12/02                   S               9,030,000   D     .0160                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/15/02                   S               5,000,000   D     .0270                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/16/02                   S               4,850,000   D     .0212                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/17/02                   S               3,935,000   D     .0124                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/18/02                   S               9,375,000   D     .0092                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      7/19/02                   S               6,150,000   D     .0114                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/2/02                    X              30,000,000   A    0.2                       D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 7 of 12


FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/14/02                   S                 332,000   D     .0550                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/15/02                   S                 260,000   D     .0496                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/08/02                   S                 408,700   D     .100                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/16/02                   S                  79,700   D     .0446                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/19/02                   S                 130,000   D     .0487                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/20/02                   S                  58,000   D     .0384                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/21/02                   S                  17,500   D     .0332                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/22/02                   S                 144,500   D     .0187                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/23/02                   S                  50,000   D     .0224                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/26/02                   S                 185,000   D     .0248                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/27/02                   S                 275,000   D     .0238                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/28/02                   S                 150,000   D     .0208                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/29/02                   S                 220,000   D     .0298                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      8/30/02                   S                 212,000   D     .0222                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/3/02                    S                 515,000   D     .0195                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/4/02                    S                 275,000   D     .0195                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/9/02                    S                 700,000   D     .0107                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/10/02                   S                 285,000   D     .0108                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/11/02                   S                 350,000   D     .0107                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/2/02                    S                 725,000   D     .0109                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/13/02                   S                 100,000   D     .0107                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/19/02                   S                 100,000   D     .015                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/20/02                   S                 307,000   D     .0099                    D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 8 of 12


FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/23/02                   S                 300,000   D     .0099                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/24/02                   S                 400,000   D     .0099                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/25/02                   S                 402,000   D      .0102                   D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/26/02                   S                 300,000   D     .01                      D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/27/02                   S               1,137,500   D     .0096                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      9/30/02                   S                 107,900   D     .0097                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/03/02                  S                 395,000   D     .0077                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/08/02                  S                  95,000   D     .0076                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/09/02                  S                 100,000   D     .01                      D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/16/02                  S                 200,000   D     .0064                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/17/02                  S                 500,000   D     .0068                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/17/02                  S                 300,000   D     .0068                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/18/02                  S                 124,000   D     .0064                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/21/02                  S                 525,000   D     .0071                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/24/02                  S               1,000,000   D     .0059                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/25/02                  S                 780,000   D     .006                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/28/02                  S                 600,000   D     .0057                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/29/02                  S                 250,000   D     .0063                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      10/30/02                  S                 400,000   D     .0058                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/1/02                   S               1,300,000   D     .006                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/6/02                   S                 400,000   D     .0067                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/8/02                   S                 150,000   D     .0067                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/12/02                  S                 350,000   D     .0068                    D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                       Page 9 of 12


FORM 5 (CONTINUED)          Table 1-- Non-derivative Securities Acquired, Disposed Of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/13/02                  S                 400,000   D     .0068                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/14/02                  S               1,200,000   D     .0086                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/14/02                  S                 100,000   D     .009                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/15/02                  P                   5,000   A     .0085                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/22/02                  S                 627,000   D     .0062                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/25/02                  S                  50,000   D     .0075                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      11/26/02                  S                 850,000   D     .0066                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      12/02/02                  S               1,000,000   D     .0066                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      12/09/02                  S                 700,000   D     .0063                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      12/12/02                  S                 250,000   D     .0068                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      12/13/02                  S                 600,000   D     .0063                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      12/24/02                  S                 500,000   D     .0059                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      12/26/02                  S                 500,000   D     .0058                    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON                      12/27/02                  S                 500,000   D     .0059                    D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 17,688,437
====================================================================================================================================


*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Obligation   .02     7/29/02            J(1)    60,000        Immed.            COMMON            .02  30,000,000(2) D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




/s/ Richard Epstein                                              4/17/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

-------------------

1 eConnect incurred the obligation to deliver the 60,000,000 shares on 7/29/02.

2 eConnect delivered 30,000,000 shares on 8/2/02. In a letter dated October 22, 2002, eConnect stated the remaining 30,000,000 shares would be delivered over a period of six months at 5,000,000 shares per month. None of these shares have been received as of 12/31/02.

OTHER REPORTING ENTITY:
                                          ALLIANCE EQUITIES, INC.
                                          IRS ID#:  65-0733456


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